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                                                                  EXHIBIT 3.1(b)

                          CERTIFICATE OF AMENDMENT
                                     OF
                        CERTIFICATE OF INCORPORATION
                                     OF
                              K2 DIGITAL, INC.

        K2 DIGITAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

        DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

        RESOLVED, that the Certificate of Incorporation of the Corporation be amended by striking out Article FOURTH thereof and by substituting in lieu thereof the following:

"FOURTH:     (a) The total number of shares of stock which the Corporation shall have authority to issue is 25,000,000 consisting of 24,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share.

             (b) The board of directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the voting powers, full or limited or no voting powers, and such designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof if any, with respect to each such class or series of Preferred Stock (including without limitation liquidation preferences, dividend rates, conversion rights and redemption provisions), and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the Delaware General Corporation Law."

        SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Lynn Fantom, its President, this 14th day of March, 2001.

                                  K2 DIGITAL, INC.



                                  By: /s/ Lynn Fantom
                                      --------------------------------------
                                       Lynn Fantom
                                       President